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                                                                    EXHIBIT 21.1

                  SUBSIDIARIES OF CDRJ INVESTMENTS (LUX) S.A.

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
 1.  CDRJ North Atlantic (Lux) S.A.R.L. (Luxembourg)
 2.  Jafra Cosmetics International, Inc. (Delaware)
 3.  Jafra Cosmetics Handelsgesellschaft mbH (Austria)
 4.  Jafra Cosmetics A.G. (Switzerland)
 5.  Jafra Cosmetics International B.V. (The Netherlands)
 6.  Jafra Cosmetics S.p.A. (Italy)
 7.  CDRJ German Holding Company GmbH (Germany)
 8.  Jafra Cosmetics GmbH (Germany)
 9.  Jafra Cosmetics S.R.L. (Argentina)
 10. Jafra Cosmetics Venezuela, S.A. (Venezuela)
 11. Jafra Cosmetics International, S.A. de C.V. (Mexico)
 12. Jafra Poland Sp. z o.o (Poland)
 13. Jafra Cosmetics Colombia, S.A. (Colombia)
 14. Consultoria Jafra, S.A. de C.V. (Mexico)
 15. Distribuidora Venus, S.A. de C.V. (Mexico)
 16. Dirsamex, S.A. de C.V. (Mexico)
 17. Reday, S.A. de C.V. (Mexico)
 18. Qualifax, S.A. de C.V. (Mexico)
 19. Jafra Cosmetics, S. de R.L. de C.V. (Mexico)
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